 As filed with the Securities and Exchange Commission on January 9, 2001.
                                                      Registration No. 333-41330
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                              AMENDMENT NO. 5
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

                          Motive Communications, Inc.
             (Exact Name of Registrant as Specified in its Charter)

       Delaware                     7372                       74-2834515
   (State or Other
    Jurisdiction of     (Primary Standard Industrial        (I.R.S. Employer
   Incorporation or
     Organization)      Classification Code Number)      Identification Number)

                 12515 Research Boulevard, Building No. 5

                            Austin, Texas 78759

                                 (512) 339-8335
(Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

                                --------------

                                SCOTT L. HARMON
                     President and Chief Executive Officer
                          Motive Communications, Inc.

                 12515 Research Boulevard, Building No. 5

                            Austin, Texas 78759
                                 (512) 339-8335
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

                                   Copies to:

               Anthony M. Allen                              Alan Dean
             Catherine L. Dawson                           Robin F. Schuh
              Jennifer Y. Harper                            Bjorn Bjerke
           Gunderson Dettmer Stough                    Davis Polk & Wardwell
     Villeneuve Franklin & Hachigian, LLP               450 Lexington Avenue
         2700 Via Fortuna, Suite 300                  New York, New York 10017
             Austin, Texas 78746                           (212) 450-4000
                (512) 732-8400

                                --------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

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--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

  SEC Registration fee.............................................. $   18,216
  NASD fee..........................................................      7,400
  Nasdaq National Market initial listing fee........................      5,000
  Printing and engraving............................................    175,000
  Legal fees and expenses of the Company............................    600,000
  Accounting fees and expenses......................................    500,000
  Directors and officers insurance..................................    600,000
  Blue sky fees and expenses........................................     25,000
  Transfer agent fees...............................................      3,500
  Miscellaneous.....................................................    250,884
                                                                     ----------
    Total                                                            $2,185,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 (the "Act"). Article 7.6 of the Company's by-laws provides for mandatory indemnification of its directors and officers and permissible indemnification of agents to the maximum extent permitted by the Delaware General Corporation Law. The Company's amended and restated certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company and its stockholders. This provision in the amended and restated certificate of incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Company has entered into Indemnification Agreements with its officers and directors, a form of which is attached as Exhibit 10.1 hereto and incorporated herein by reference. The Indemnification Agreements provide the Company's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. The Company maintains liability insurance for its directors and officers. Reference is also made to Section 9 of the underwriting agreement contained in Exhibit 1.1 to be filed by amendment, indemnifying officers and directors of the Company against certain liabilities, and Section 1.10 of the Third Amended and Restated Investors' Rights Agreement contained in Exhibit 4.1 hereto, indemnifying certain of our stockholders, including controlling stockholders, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

   Since inception, we have issued and sold the following securities:

  1. From inception through September 30, 2000, the Company granted stock options to purchase 26,207,533 shares of Common Stock at exercise prices ranging from $0.0007 to $11.00 per share to employees, consultants and directors pursuant to its 1997 Stock Option/Stock Issuance Plan. In addition, the Company assumed 13,778 outstanding options at exercise prices ranging from $0.5102 to $1.3426 per share in conjunction with the Ventix acquisition.

  2. From inception through September 30, 2000, the Company issued and sold an aggregate of 20,681,521 shares of its Common Stock to employees, consultants and directors for an aggregate cash consideration of approximately $5,109,995 pursuant to exercises of options granted under its 1997 Stock Option/Stock Issuance Plan. In addition, the Company issued and sold an aggregate of 3,351 shares of its Common Stock to employees for an aggregate cash consideration of approximately $2,500 pursuant to exercises of options assumed in conjunction with the Ventix acquisition.
  3. In June 1997, the Company issued and sold 7,925,472 (post-split) shares of its Series A Preferred Stock to a total of 8 accredited investors for an aggregate purchase price of $4,749,999.
  4. In July 1998, the Company issued and sold 3,206,493 (post-split) shares of its Series B Preferred Stock to a total of 14 accredited investors for an aggregate purchase price of approximately $10,047,002.
  5. In June 1999, the Company issued and sold 2,486,639 (post-split) shares of its Series C Preferred Stock to a total of 11 accredited investors for an aggregate purchase price of approximately $16,444,949.
  6. In January 2000, the Company issued 1,388,356 shares of Common Stock and 2,066,309 shares of Series D-1 Preferred Stock, 2,524,458 shares of Series D-2 Preferred Stock and 186,210 shares of Series D-3 Preferred Stock pursuant to the Agreement and Plan of Reorganization by and between the Registrant, Merger Sub and Ventix, dated January 28, 2000 for an aggregate value of approximately $28,700,000.
  7. In April 2000, the Company issued and sold 1,666,667 shares of its Common Stock to one accredited investor for an aggregate purchase price of approximately $11,016,669.

   Two of the Company's directors, Eric L. Jones and John D. Thornton, each purchased shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. In connection with the Ventix acquisition, Mr. Thornton was issued shares of Series D-1 Preferred Stock. Two of our officers, Patrick D. Motola and Douglas F. McNary, purchased shares of Series B Preferred Stock.

   The issuances described in Items 15(1) and (2) were deemed exempt from registration under the Securities Act in reliance on Rule 701 promulgated under the Securities Act or Section 4(2) of the Securities Act. The issuances of the securities described in Items 15(3)-(5) and (7) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Act and Regulation D promulgated thereunder. The issuance of securities described in Item 15(6) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Act as a transaction by an issuer not involving a public offering. In the transaction described in Item 15(6), there was no general solicitation and the issuance was limited to the holders of Ventix shares. In addition, the recipients of securities in each such transaction above represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Company.

Item 16. Exhibits and Financial Statement Schedules

  (a)Exhibits

   Exhibit
     No.    Description
   -------  -----------
     1.1*   Form of Underwriting Agreement.
     3.1*   Amended and Restated Certificate of Incorporation of the
            Registrant, as amended to date.
     3.2*   Form of Amended and Restated Certificate of Incorporation of the
            Registrant to be filed after the closing of the offering made pursuant to this Registration Statement.
     3.3*   Amended and Restated By-laws of the Registrant, as amended to date.
     3.4*   Form of Amended and Restated By-laws of the Registrant to be effective upon the closing of the offering made pursuant to their
            Registration Statement.
     4.1*   Third Amended and Restated Investors' Rights Agreement, dated
            January 28, 2000, among the Registrant and the stockholders named therein, as amended.
     4.2*   Common Stock Purchase Agreement, dated April 7, 2000, between the
            Registrant and Peregrine Systems, Inc.
     4.3*   Specimen Certificate of the Registrant's common stock.
     5.1**  Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
            Hachigian, LLP, counsel to the Registrant.
    10.1*   Form of Indemnification Agreement entered into between the
            Registrant and its directors and executive officers.
    10.2*   1997 Stock Option/Stock Issuance Plan.
    10.3*   2000 Equity Incentive Plan.
    10.4*   2000 Employee Stock Purchase Plan.
    10.5*   Security and Loan Agreement between the Registrant and Imperial
            Bank, dated May 19, 1999.
    10.6*   Lease Agreement between the Registrant and Huskers-Research, Ltd., dated March 22, 2000.
    10.7*   Lease Agreement between the Registrant and Waterford IV HP, Ltd., dated October 22, 1999.
   +10.8    Distribution Agreement between the Registrant and Peregrine
            Systems, Inc. dated April 13, 2000.
   +10.9    Software License Agreement between the Registrant and Dell
            Products, L.P., dated December 2, 1998.
   +10.10   Software License Agreement between the Registrant and Compaq
            Computer Corporation, dated April 30, 1999.
   +10.11   License Agreement for OEM Customers between the Registrant and
            Gateway Companies, Inc. dated September 13, 1999.
   +10.12   Software License Agreement between the Registrant and Hewlett-
            Packard Company dated December 13, 2000.
    10.13*  Offer Letter from the Registrant to Mr. Patrick Motola dated April
            22, 1998.
    10.14*  Offer Letter from the Registrant to Mr. Douglas McNary dated
            February 13, 1998.
    16.1*   Letter Regarding Change in Independent Auditors.
    21.1*   Subsidiaries of the Registrant.
    23.1*   Consent of Ernst & Young LLP, independent auditors.
    23.2**  Consent of Gunderson Dettmer Stough Villeneuve Franklin &
            Hachigian, LLP, counsel to the Registrant. Reference is made to
            Exhibit 5.1.
    23.3*   Consent of PricewaterhouseCoopers LLP.
    24.1*   Power of Attorney. Reference is made to page II-5.
    27.1*   Financial Data Schedule.
    99.1*   Consent of International Data Corporation.

--------
* Previously filed.
** To be supplied by amendment.

+ Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment.

Item 17. Undertakings

   The Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Amended and Restated Certificate of Incorporation or the By-laws of the Registrant, Indemnification Agreements entered into between the Registrant and its officers and directors, the underwriting agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 9th day of January, 2001.

                                        MOTIVE COMMUNICATIONS, INC.


                                        By:       /s/ Scott L. Harmon
                                           ____________________________________
                                                    Scott L. Harmon
                                         President and Chief Executive Officer

                               POWER OF ATTORNEY

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

            Signature                                 Title                       Date
            ---------                                 -----                       ----
       /s/ Scott L. Harmon             President, Chief Executive Officer      January 9,
 _____________________________________ and Director (Principal Executive         2001
           Scott L. Harmon             Officer)

        /s/ R. Logan Wray*             Chief Financial Officer (Principal      January 9,
 _____________________________________ Financial and Accounting Officer)         2001
            R. Logan Wray

        /s/ Eric L. Jones*             Director                                January 9,
 _____________________________________                                           2001
            Eric L. Jones

    /s/ Michael J. Maples, Sr.*        Director                                January 9,
 _____________________________________                                           2001
       Michael J. Maples, Sr.

        /s/ Ross B. Garber*            Director                                January 9,
 _____________________________________                                           2001
           Ross B. Garber

       /s/ John D. Thornton*           Director                                January 9,
 _____________________________________                                           2001
          John D. Thornton

        /s/ David Sikora*              Director                                January 9,
 _____________________________________                                           2001
            David Sikora

*By:  /s/ Scott L. Harmon
  ____________________________
        Scott L. Harmon
        Attorney-in-Fact
 Pursuant to Power of Attorney

                               INDEX TO EXHIBITS

                                                                   Sequentially
                                                                     Numbered
 Exhibit No.                       Exhibit                             Page
 ----------- ---------------------------------------------------   ------------
   1.1*      Form of Underwriting Agreement.
   3.1*      Amended and Restated Certificate of Incorporation
              of the Registrant, as amended to date.
   3.2*      Form of Amended and Restated Certificate of
              Incorporation of the Registrant to be filed after
              the closing of the offering made pursuant to this
              Registration Statement.
   3.3*      Amended and Restated By-laws of the Registrant, as
              amended to date.
   3.4*      Form of Amended and Restated By-laws of the
              Registrant to be effective upon the closing of the
              offering made pursuant to their Registration
              Statement.
   4.1*      Third Amended and Restated Investors' Rights
              Agreement, dated January 28, 2000, among the
              Registrant and the stockholders named therein, as
              amended.
   4.2*      Common Stock Purchase Agreement, dated April 7,
              2000, between the Registrant and
              Peregrine Systems, Inc.
   4.3*      Specimen Certificate of the Registrant's common
              stock.
   5.1**     Opinion of Gunderson Dettmer Stough Villeneuve
              Franklin & Hachigian, LLP, counsel to the
              Registrant.
  10.1*      Form of Indemnification Agreement entered into
              between the Registrant and its directors and
              executive officers.
  10.2*      1997 Stock Option/Stock Issuance Plan.
  10.3*      2000 Equity Incentive Plan.
  10.4*      2000 Employee Stock Purchase Plan.
  10.5*      Security and Loan Agreement between the Registrant
              and Imperial Bank, dated May 19, 1999.
  10.6*      Lease Agreement between the Registrant and Huskers-
              Research, Ltd., dated March 22, 2000.
  10.7*      Lease Agreement between the Registrant and
              Waterford IV HP, Ltd., dated October 22, 1999.
 +10.8       Distribution Agreement between the Registrant and
              Peregrine Systems, Inc. dated April 13, 2000.
 +10.9       Software License Agreement between the Registrant
              and Dell Products, L.P., dated December 2, 1998.
 +10.10      Software License Agreement between the Registrant
              and Compaq Computer Corporation, dated April 30,
              1999.
 +10.11      License Agreement for OEM Customers between the
              Registrant and Gateway Companies, Inc. dated
              September 13, 1999.
 +10.12      Software License Agreement between the Registrant
              and Hewlett-Packard Company dated December 13,
              2000.
  10.13*     Offer Letter from the Registrant to Mr. Patrick
              Motola dated April 22, 1998.
  10.14*     Offer Letter from the Registrant to Mr. Douglas
              McNary dated February 13, 1998.
  16.1*      Letter Regarding Change in Independent Auditors.
  21.1*      Subsidiaries of the Registrant.
  23.1*      Consent of Ernst & Young LLP, independent auditors.
  23.2**     Consent of Gunderson Dettmer Stough Villeneuve
              Franklin & Hachigian, LLP, counsel to the
              Registrant. Reference is made to Exhibit 5.1.
  23.3*      Consent of PricewaterhouseCoopers LLP.
  24.1*      Power of Attorney. Reference is made to page II-5.
  27.1*      Financial Data Schedule.
  99.1*      Consent of International Data Corporation.

--------
* Previously filed.
** To be supplied by amendment.

+ Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment.